Exhibit 10.32
Letter of Indemnification
Dated April 21, 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification

THIS LETTER OF INDEMNIFICATION (this “Letter”) was made on April 21, 2010 by
Rank Group Limited (registered in New Zealand, with registered office at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Euro Holding AG & Co. KGaA is part of the SIG group of companies (the “SIG Group”).
B.	On 5 November 2009 Beverage Packaging Holdings (Luxembourg) III S.à r.l. acquired, both directly and through a subsidiary, the Closure Systems International group of companies and the Reynolds Consumer Products group of companies. The financing arrangements put in place for this acquisition, and the original acquisition of the SIG Group, were amended or replaced, including (without limitation) by (i) the entry into of a senior secured credit agreement, dated 5 November 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG as administrative agent (as subsequently amended, restated or otherwise modified from time to time, the “Senior Credit Facilities”), (ii) the entry into of an indenture dated 5 November 2009 (the “2009 Indenture”), in respect of senior secured notes due 2016 (the “2009 Notes”) and (iii) entry into certain intercreditor arrangements in respect of the Senior Credit Facilities, the 2009 Notes, and certain senior notes and senior subordinated notes issued in 2007 by Beverage Packaging Holdings (Luxembourg) II S.A. (together the “2007 Notes”) (collectively, the “Existing Financing”).
C.	It is currently anticipated that RGHL will indirectly acquire (i) the Evergreen group of companies (the “Evergreen Group”) from certain subsidiaries of the parent of the Evergreen Group, Carter Holt Harvey Limited (“CHH”) and (ii) the business, assets and liabilities of the Whakatane Paper Mill from CHH (collectively, the “Acquisition”).
D.	In connection with the Acquisition, certain members of the Evergreen Group, RGHL and certain of its subsidiaries will incur additional debt, and that the Existing Financing will be supplemented and/or amended. SIG Euro Holding AG & Co. KGaA may, among other things, be required to do all or some of the following:
1.	enter into a new indenture in respect of new unsecured notes (the “Unsecured Notes”) issued by an indirect subsidiary of RGHL,

including the provision of unsecured guarantees in respect of such notes;
2.	confirm that the guarantees and/or security provided by SIG Euro Holding AG & Co. KGaA in respect of the 2009 Notes extends to any additional senior secured notes, issued either by way of (i) a supplement to the 2009 Indenture or (ii) a new senior notes indenture (collectively, the Senior Secured Notes”);
3.	confirm that the guarantees and/or security provided by SIG Euro Holding AG & Co. KGaA in respect of the Senior Credit Facilities extends to the additional debt incurred either under (i) an incremental facility provided for in the Senior Credit Facilities and/or (ii) an amendment to the Senior Credit Facilities (collectively, the “Bank Debt”); and
4.	enter into new, and/or amend existing, intercreditor arrangements in respect of the Unsecured Notes, the Senior Secured Notes, the Bank Debt and the 2007 Notes.
(collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”).
E.	To the extent that the Transaction Documents create a contractual relationship between SIG Euro Holding AG & Co. KGaA and its general partner SIG Reinag AG, SIG Euro Holding AG & Co. KGaA is represented by its supervisory board.
F.	Rank has agreed to provide an indemnity to the Indemnitees as further described below.
It is the intention of Rank that this document be executed as a deed poll in favour and for the benefit of each Indemnitee
IT IS AGREED as follows:
1.	Definitions
“Indemnitee” means each person listed in Schedule 1 to this Letter.
2.	Indemnification
Rank shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the

Indemnitee took on behalf of SIG Euro Holding AG & Co. KGaA in his or her capacity as a supervisory board member of SIG Euro Holding AG & Co. KGaA in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Acquisition, including but not limited to, the Transaction Documents (“Indemnified Liabilities”).
3.	Limitations on Indemnification
Notwithstanding any other provision of this Letter, an Indemnitee shall not be entitled to indemnification under this Letter:
1.	to the extent that such indemnification is not permitted by applicable laws; or
2.	to the extent such Indemnified Liabilities are the result of bad faith or wilful misconduct of the Indemnitee; or
3.	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or
4.	to the extent that payment has or will be made to the relevant Indemnitee by SIG Euro Holding AG & Co. KGaA or any affiliate of Rank otherwise than pursuant to this Letter; or
5.	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,
(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of SIG Euro Holding AG & Co. KGaA; or
(iii)	such indemnification is provided by SIG Euro Holding AG & Co. KGaA, in its sole discretion, pursuant to the powers vested in SIG Euro Holding AG & Co. KGaA under applicable law.
4.	Indemnification Procedure
A.	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter. To obtain indemnification payments or advances under this Letter, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.
B.	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee.
C.	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.
5.	Severability
If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing Law; Language
This Letter shall be governed by and its provisions construed in accordance with German law.
Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.
7.	Amendments
No amendment or modification of this Letter shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter.
8.	Termination
This Letter shall remain in effect in favor and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
1.	the relevant Indemnitee ceasing to serve as a supervisory board member of SIG Euro Holding AG & Co. KGaA; or

2.	the date on which all obligations of SIG Euro Holding AG & Co. KGaA in respect of the Transaction Documents are released.

     This Letter has been executed as of the date stated at the beginning hereof.

Rank Group Limited
/s/ Graeme Hart
Graeme Hart
Director

Schedule 1
List of Indemnitees
•	ROLF STANGL
•	CHRISTIAN SATTLECKER
•	HARTMUT HERRLINGER
•	MARTIN HERRENBRÜCK
•	HENRIK WAGNER
•	AXEL POPPE
•	DIETER JANSEN
•	JÖRG STEINECKER
•	WILLI VOGT
•	JÜRGEN HEIKING
•	PETER HOLTMANN